Exhibit (a)(1)(e)

FORM OF ADDENDUM

This Addendum sets forth all options to purchase shares of iBasis, Inc. common stock that have been granted to you and that are eligible for amendment pursuant to the Offer to Amend Certain Options, dated July 13, 2007.  The information set forth on the attached statement regarding your eligible options includes:

•                                          the number of shares eligible for amendment subject to each eligible option;

•                                          the original exercise price of each option;

•                                          the revised exercise price of the eligible portion of each option, if you submit the option for amendment; and

•                                          the cash payable with respect to the eligible portion of each option, if you submit the option for amendment.

If you have any questions about the list of eligible options set forth in this Addendum, please direct them to Jennifer Garcia, Director of Human Resources, at:

iBasis, Inc.
(781) 505-7860
amendprogram@ibasis.net

Eligible Options:

Name	Option Number	Option Date	Original Option Exercise Price	Option Exercise Price (Revised)	Number of Shares Eligible for Amendment	Cash Payment
XXXXXX	XXXXX	XXXXX	XXXXXXX	XXXXXX	XXXXXXXX	XXXXXX